EXHIBIT 99.1

Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

2 August 2004
Shire Pharmaceuticals Group plc (the “Company”)

The Company announces that it was notified on 30 July 2004 under Sections 198 to 202 of the Companies Act that FMR Corp. and its direct and indirect subsidiaries and Fidelity International Limited and its direct and indirect subsidiaries, both being non-beneficial holders, held solely for investment purposes, in aggregate 54,106,591 ordinary shares of £0.05p each in the capital of the Company. These holdings represent 11.20 per cent of the issued ordinary share capital of the Company.

T May
Company Secretary

For further informationplease contact:

Investor Relations
Cléa Rosenfeld	+ 44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI) and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com